                                                                    EXHIBIT 99.1

ITEM 1A. RISK FACTORS

MATERIAL PAYMENT DELAYS OR A LOSS ON INVESTMENTS IN THE TRANSITION BONDS MAY OCCUR BECAUSE THE SOURCE OF FUNDS FOR PAYMENT IS LIMITED.

     The only source of funds for payment of transition bonds are our assets, which consist of the transition property securing the transition bonds, including:

            - the right to impose, collect and receive related transition charges;

            -   the funds on deposit in the accounts held by the trustee;

            -   our rights under various contracts; and

            -   the credit enhancement.

     The transition bonds are not a charge on the full faith and credit or taxing power of the State of Texas or any governmental agency or instrumentality, nor are the transition bonds insured or guaranteed by CenterPoint Houston, including in its capacity as the servicer, or by its ultimate parent, CenterPoint Energy, Inc., any of its affiliates (other than us), the trustee or by any other person or entity. Thus, holders of transition bonds (bondholders) must rely for payment of transition bonds solely upon collections of the transition charges, funds on deposit in the related accounts held by the trustee and the credit enhancement described under "Business--Transition Property" in Item 1. Our organizational documents restrict our right to acquire other assets unrelated to the transactions described under "Business--General" in Item 1.

RISKS ASSOCIATED WITH POTENTIAL JUDICIAL, LEGISLATIVE OR REGULATORY ACTIONS

FUTURE JUDICIAL ACTION COULD REDUCE THE VALUE OF THE TRANSITION BONDS.

     The transition property is the creation of the 1999 utility restructuring amendments to the Public Utility Regulatory Act of Texas (Restructuring Act) and the financing order. There is uncertainty associated with investing in bonds payable from an asset that depends for its existence on legislation because there is limited judicial or regulatory experience implementing and interpreting the legislation. Because the transition property is a creation of the Restructuring Act, any judicial determination affecting the validity of or interpreting the Restructuring Act, the transition property or our ability to make payments on the transition bonds might have an adverse effect on the transition bonds. Several parties appealed the financing order, but the financing order was affirmed on appeal to the district court of Travis County, Texas and the deadline established under the Restructuring Act for further appeal has expired. If the Restructuring Act is invalidated, however, the financing order might also be invalidated.

     Other states have passed electric utility deregulation laws similar to the Restructuring Act, and some of these laws have been challenged by judicial actions. To date, none of these challenges has succeeded, but future judicial challenges might be made. An unfavorable decision regarding another state's law would not automatically invalidate the Restructuring Act or the financing order, but it might provoke a challenge to the Restructuring Act, establish a legal precedent for a successful challenge to the Restructuring Act or heighten awareness of the political and other risks of the transition bonds, and in that way may limit the liquidity and value of the transition bonds. Therefore, legal activity in other states may indirectly affect the value of the transition bonds.

THE FEDERAL GOVERNMENT MIGHT PREEMPT THE RESTRUCTURING ACT WITHOUT FULL COMPENSATION.

     In the past, bills have been introduced in Congress that would prohibit the recovery of all or some types of stranded costs, but none of those bills was enacted. Congress could, however, pass a law or adopt a rule or regulation negating the existence of or reducing the value of the transition property.

     If federal legislation preempting the Restructuring Act or the financing order is enacted, there is no assurance that the courts would consider it a "taking" under the United States Constitution for which the government would be required to pay just compensation or, if it is considered a "taking," that any amount provided as compensation would be sufficient to pay the full amount of principal of and interest on the transition bonds or to pay these amounts on a timely basis.

FUTURE STATE LEGISLATIVE ACTION COULD REDUCE THE VALUE OF THE TRANSITION BONDS.

     Despite its pledge in the Restructuring Act not to take or permit certain actions that would impair the value of the transition property or the transition charges, the Texas legislature might attempt to repeal or amend the Restructuring Act in a manner that limits or alters the transition property so as to reduce its value. It might be possible for the Texas legislature to repeal or amend the Restructuring Act notwithstanding the State's pledge if the legislature acts in order to serve a significant and legitimate public purpose. Any such action, as well as the costly and time-consuming litigation that likely would ensue, might adversely affect the price and liquidity, the dates of payment of interest and principal and the weighted average lives of the transition bonds. Moreover, the outcome of any litigation cannot be predicted. Accordingly, bondholders might incur a loss on or delay in recovery of their investment in the transition bonds.

     If an action of the Texas legislature adversely affecting the transition property or the ability to collect transition charges were considered a "taking" under the United States or Texas Constitutions, the State of Texas might be obligated to pay compensation for the taking. However, even in that event, there is no assurance that any amount provided as compensation would be sufficient for bondholders to recover fully their investment in the transition bonds or to offset interest lost pending such recovery.

THE TEXAS UTILITY COMMISSION MIGHT TAKE ACTIONS THAT COULD REDUCE THE VALUE OF THE TRANSITION BONDS.

     The Restructuring Act provides that a financing order is irrevocable and that the Texas Utility Commission may not directly or indirectly, by any subsequent action, rescind or amend a financing order or reduce or impair the transition charges authorized under a financing order, except for the true-up adjustments to the transition charges. However, the Texas Utility Commission retains the power to adopt, revise or rescind rules or regulations affecting

CenterPoint Houston. The Texas Utility Commission also retains the power to interpret the financing order, and in that capacity might be called upon to rule on the meanings of provisions of the order that might need further elaboration. Any new or amended regulations or orders from the Texas Utility Commission might affect the ability of the servicer to collect the transition charges in full and on a timely basis, the rating of the transition bonds or their price and, accordingly, the amortization of the transition bonds and their weighted average lives.

     The servicer is required to file with the Texas Utility Commission, on our behalf, certain adjustments of the transition charges. True-up adjustment procedures have been challenged in the past and may be challenged in the future. Challenges to or delays in the true-up process might adversely affect the market perception and valuation of the transition bonds. Also, any litigation might materially delay transition charge collections due to delayed implementation of true-up adjustments and might result in missing payments or payment delays and lengthened weighted average life of the transition bonds.

SERVICING RISKS

INACCURATE CONSUMPTION FORECASTING OR UNANTICIPATED DELINQUENCIES OR CHARGE-OFFS MIGHT REDUCE SCHEDULED PAYMENTS ON THE TRANSITION BONDS.

     The transition charges are generally assessed based on forecasted customer usage. The amount and the rate of transition charge collections depends in part on actual electricity usage and the amount of collections and write-offs for each customer class. If the servicer inaccurately forecasts electricity consumption or uses inaccurate customer delinquency or charge-off data when setting or adjusting the transition charges, there could be a shortfall or material delay in transition charge collections, which might result in missed or delayed payments of principal and interest and lengthened weighted average life of the transition bonds.

     The servicer has experienced difficulties from time to time in making accurate forecasts of electricity consumption because of unexpected weather conditions. Inaccurate forecasting of electricity consumption by the servicer might result from, among other things, unanticipated weather or economic conditions, resulting in less electricity consumption than forecast; general economic conditions being worse than expected, causing retail electric customers to migrate from CenterPoint Houston's service territory or reduce their electricity consumption; the occurrence of a natural disaster or an act of terrorism or other catastrophic event; changes in the market structure of the electric industry; customers consuming less electricity because of increased energy prices, increased conservation efforts; or customers switching to alternative sources of energy, including self-generation of electric power.

     The servicer's use of inaccurate delinquency or charge-off rates might result also from, among other things, unexpected deterioration of the economy or the declaration of a moratorium on terminating electric service to customers in the event of extreme weather, either of which would cause greater delinquencies or charge-offs than expected or force CenterPoint Houston or retail electric providers to grant additional payment relief to more customers, or any other change in law that makes it more difficult for CenterPoint Houston or retail electric providers to terminate service to nonpaying customers or that requires CenterPoint Houston or retail electric providers to apply more lenient credit standards in accepting retail electric customers.

WE DEPEND ON CENTERPOINT HOUSTON OR ITS SUCCESSOR OR ASSIGNEE, ACTING AS SERVICER OF THE TRANSITION PROPERTY.

     CenterPoint Houston, as servicer, is responsible for, among other things, calculating, billing and collecting the transition charges from retail electric providers, submitting requests to the Texas Utility Commission to adjust these charges, monitoring the collateral for the transition bonds and taking certain actions in the event of non-payment by a retail electric provider. The trustee's receipt of collections in respect of the transition charges, which are used to make payments on the transition bonds, depends in part on the skill and diligence of the servicer in performing these functions. The systems the State of Texas and the servicer have in place for transition charge billings and collections might, in particular circumstances, cause the servicer to experience difficulty in performing these functions in a timely and completely accurate manner. CenterPoint Houston, as servicer of the transition property of CenterPoint Energy Transition Bond Company, LLC (Transition Bond Company I), experienced some difficulties in implementing and maintaining the systems and procedures required to perform the duties required of it by the servicing agreement relating to Transition Bond Company I. If the servicer fails to make collections for any reason, then the servicer's payments to the trustee in respect of the transition charges might be delayed or reduced. In that event, our payments on the transition bonds might be delayed or reduced.

IF WE REPLACE CENTERPOINT HOUSTON AS THE SERVICER, WE MAY EXPERIENCE DIFFICULTIES FINDING AND USING A REPLACEMENT SERVICER.

     If CenterPoint Houston ceases to service the transition property, it might be difficult to find a successor servicer. Also, any successor servicer might have less experience and ability than CenterPoint Houston and might experience difficulties in collecting transition charges and determining appropriate adjustments to the transition charges and billing and/or payment arrangements may change, resulting in collection disruption. A successor servicer might charge fees that, while permitted under the financing order, are substantially higher than the fees paid to CenterPoint Houston as servicer. In the event of the commencement of a case by or against the servicer under the United States Bankruptcy Code or similar laws, we and the trustee might be prevented from effecting a transfer of servicing due to operation of the bankruptcy code. Any of these factors and others might delay the timing of payments and may reduce the value of the transition bonds.

IT MIGHT BE DIFFICULT TO COLLECT TRANSITION CHARGES FROM RETAIL ELECTRIC PROVIDERS.

     As required by the Restructuring Act, retail electric customers pay the transition charges to retail electric providers who supply them with electric power. The retail electric providers are obligated to remit payments of the transition charges, less a specified percentage allowance for charge-offs of delinquent customer accounts, within 35 days of billing from the servicer, even if they do not collect the transition charges from retail electric customers. Because the retail electric providers bill most retail electric customers for the transition charges, we have to rely on a relatively small number of entities for the collection of the bulk of the transition charges. As of December 31, 2005, CenterPoint Houston did business with approximately

66 retail electric providers. Reliant Energy, through its subsidiaries, is CenterPoint Houston's largest customer, accounting for approximately 56% of CenterPoint Houston's outstanding receivables from retail electric providers as of December 31, 2005.

     Failure by the retail electric providers to remit transition charges to the servicer might cause delays in payments on the transition bonds and adversely affect the value of the transition bonds. The servicer does not pay any shortfalls resulting from the failure of any retail electric provider to forward transition charge collections.

     Adjustments to the transition charges and any credit support provided by a retail electric provider, while available to compensate for a failure by a retail electric provider to pay the transition charges to the servicer, might not be sufficient to protect the value of the transition bonds.

     The Restructuring Act provides for one or more retail electric providers in each area to be designated the "provider of last resort" for that area or a specified customer class. The provider of last resort is required to offer basic electric service to retail electric customers in its designated area, regardless of the creditworthiness of the customers. The provider of last resort might face greater difficulty in bill collection than other retail electric providers and therefore the servicer may face greater difficulty in collecting transition charges from the provider of last resort.

     Retail electric providers may issue a single bill to retail customers that includes all charges related to the purchase of electricity, without separately itemizing the transition charge component of the bill. A retail electric provider's use of a consolidated bill might increase the risk that customers who have claims against the retail electric provider will attempt to offset those claims against transition charges or increase the risk that, in the event of a bankruptcy of a retail electric provider, a bankruptcy court would find that the retail electric provider has an interest in the transition property and would make it more difficult to terminate the services of a bankrupt retail electric provider or collect transition charges from its customers.

COMPETITIVE METERING SERVICES MIGHT RESULT IN UNEXPECTED PROBLEMS IN RECEIVING ACCURATE METERING DATA.

     Under the Restructuring Act, commercial and industrial retail customers that are required by the Electric Reliability Council of Texas, or ERCOT, to have an interval data recorder meter may choose to own the settlement and billing meters that are used to measure electric energy delivered to their location or to have those meters owned by a retail electric provider, the transmission and distribution utility or another person authorized by the customer. As of December 31, 2005, CenterPoint Houston continued to provide metering services related to the installation and removal of meters, meter testing and calibration, data collection and data management. Should the Texas Utility Commission allow third parties to perform those metering services in CenterPoint Houston's service territory, there might be problems converting to the third party's metering system, taking accurate meter readings and collecting and processing accurate metering data. Inaccurate metering data might lead to inaccuracies in the calculation and imposition of transition charges and might give rise to disputes between the servicer and retail electric providers regarding payments and payment shortfalls resulting in missing or delayed payments of principal and interest and lengthened weighted average life of the transition bonds.

CHANGES TO BILLING AND COLLECTION PRACTICES MIGHT REDUCE THE VALUE OF THE TRANSITION BONDS.

     The financing order specifies the methodology for determining the amount of the transition charges we may impose. The servicer may not change this methodology without approval from the Texas Utility Commission. However, the servicer may set its own billing and collection arrangements with retail electric providers and retail electric customers, if any, from whom it collects transition charges directly, provided that these arrangements comply with the Texas Utility Commission's customer safeguards. For example, to recover part of an outstanding bill, the servicer may agree to extend a retail electric provider's payment schedule or to write off the remaining portion of the bill, including the transition charges. Also, the servicer may change billing and collection practices, which might adversely impact the timing and amount of retail electric customer payments and might reduce transition charge collections, thereby limiting our ability to make scheduled payments on the transition bonds. Separately, the Texas Utility Commission might require changes to these practices. Any changes in billing and collection practices regulations might make it more difficult for the servicer to collect the transition charges and adversely affect the value of the transition bonds.

LIMITS ON RIGHTS TO TERMINATE SERVICE MIGHT MAKE IT MORE DIFFICULT TO COLLECT THE TRANSITION CHARGES.

     If the servicer is billing customers for transition charges, the servicer may terminate transmission and distribution service to the customer for non-payment of transition charges pursuant to the applicable rules of the Texas Utility Commission. Nonetheless, Texas statutory requirements and the rules and regulations of the Texas Utility Commission, which may change from time to time, regulate and control the right to disconnect service. For example, retail electric providers generally may not terminate service to a customer (1) on a holiday or weekend day or the day immediately preceding a holiday or weekend,
(2) during certain extreme weather conditions, (3) if such disconnection would cause a person to become seriously ill or more seriously ill, (4) if such customer is an energy assistance client under certain circumstances or (5) if the customer is a master-metered apartment complex unless certain notices are given. To the extent these retail electric customers do not pay for their electric service, retail electric providers will not be able to collect transition charges from these retail electric customers. Although retail electric providers have to pay the servicer the transition charges on behalf of those customers (subject to any charge-off allowance and reconciliation rights if non-paying customers make up a sufficiently large part of the retail electric providers customers), required service to non-paying customers could affect the ability of retail electric providers to make such payment.

FUTURE ADJUSTMENTS TO TRANSITION CHARGES BY CUSTOMER CLASS MIGHT RESULT IN INSUFFICIENT COLLECTIONS.

     The customers who pay transition charges are divided into customer classes. Transition charges are allocated among customer classes and assessed in accordance with the formula required under the Restructuring Act and specified in the financing order. A shortfall in collections of transition charges in one customer class may be corrected by making adjustments to the transition charges payable by that customer class and any other customer class. If customers in a class fail to pay transition charges or cease to be customers, the servicer might have to substantially increase the transition charges for the remaining customers in that customer class and for other customer classes. This effect might be more extreme in the case of the large industrial and the interruptible customer classes, which consist of a small number of large customers. These increases could lead to further failures by the remaining customers to pay transition charges, thereby increasing the risk of a shortfall in funds to pay the transition bonds.

RISKS ASSOCIATED WITH THE UNUSUAL NATURE OF THE TRANSITION PROPERTY

WE WILL NOT RECEIVE TRANSITION CHARGES IN RESPECT OF ELECTRIC SERVICE PROVIDED MORE THAN 15 YEARS FROM THE DATE OF ISSUANCE OF THE TRANSITION BONDS.

     CenterPoint Houston will not be entitled to charge transition charges for electricity delivered after the fifteenth anniversary of the issuance of the transition bonds. If transition charges collected for electricity delivered through the fifteenth anniversary of the transition bonds, or from any credit enhancement funds, are not sufficient to repay the transition bonds in full, no other funds will be available to pay the unpaid balance due on the transition bonds.

FORECLOSURE OF THE TRUSTEE'S LIEN ON THE TRANSITION PROPERTY MIGHT NOT BE PRACTICAL, AND ACCELERATION OF THE TRANSITION BONDS BEFORE MATURITY MIGHT HAVE LITTLE PRACTICAL EFFECT.

     Under the Restructuring Act and the indenture, the trustee or the bondholders have the right to foreclose or otherwise enforce the lien on the transition property securing the transition bonds. However, in the event of foreclosure, there is likely to be a limited market, if any, for the transition property. Therefore, foreclosure might not be a realistic or practical remedy. Moreover, although principal of the transition bonds will be due and payable upon acceleration of the transition bonds before maturity, the transition charges likely would not be accelerated and the nature of our business will result in principal of the transition bonds being paid as funds become available. If there is an acceleration of the transition bonds, all tranches of the transition bonds will be paid pro rata; therefore, some tranches might be paid earlier than expected and some tranches might be paid later than expected.

RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS OF CENTERPOINT HOUSTON OR A SUCCESSOR SERVICER

THE SERVICER WILL COMMINGLE THE TRANSITION CHARGES WITH OTHER REVENUES IT COLLECTS, WHICH MIGHT OBSTRUCT ACCESS TO THE TRANSITION CHARGES IN CASE OF THE SERVICER'S BANKRUPTCY AND REDUCE THE VALUE OF THE TRANSITION BONDS.

     The servicer is required to remit collections to the trustee within two business days of receipt. The servicer does not segregate the transition charges from the other funds it collects from retail electric customers or retail electric providers or its general funds. The transition charges are segregated only when the servicer pays them to the trustee.

     Despite this requirement, the servicer might fail to pay the full amount of the transition charges to the trustee or might fail to do so on a timely basis. This failure, whether voluntary or involuntary, might materially reduce the amount of transition charge collections available to make payments on the transition bonds.

     The Restructuring Act provides that our rights to the transition property are not affected by the commingling of these funds with any other funds of the servicer. In a bankruptcy of the servicer, however, a bankruptcy court might rule that federal bankruptcy law does not recognize our right to collections of the transition charges that are commingled with other funds of the servicer as of the date of bankruptcy. If so, the collections of the transition charges held by the servicer as of the date of bankruptcy would not be available to pay amounts owing on the transition bonds. In this case, we would have only a general unsecured claim against the servicer for those amounts. This decision could cause material delays in payments of principal or interest, or losses, on the transition bonds and could materially reduce the value of the transition bonds, particularly if it occurred in the fifteenth year of the transition bonds after the completion of which no transition charges can be charged.

THE BANKRUPTCY OF CENTERPOINT HOUSTON, AS SELLER OF THE TRANSITION PROPERTY, MIGHT RESULT IN LOSSES OR DELAYS IN PAYMENTS ON THE TRANSITION BONDS.

     The Restructuring Act and the financing order provide that as a matter of Texas state law:

            - the rights and interests of a selling utility under a financing order, including the right to impose, collect and receive transition charges, are contract rights of the seller;

            - the seller may make a present transfer of its rights under a financing order, including the right to impose, collect and receive future transition charges that retail customers do not yet owe;

            - upon the transfer to us, the rights became transition property, and transition property constitutes a present property right, even though the imposition and collection of transition charges depend on further acts that have not yet occurred; and

            - a transfer of the transition property from the seller, or its affiliate, to us that expressly states the transfer is a sale or other absolute transfer is a true sale of the transition property, not a pledge of the transition property to secure a financing by the seller.

These provisions are important to maintaining payments on the transition bonds in accordance with their terms during any bankruptcy of CenterPoint Houston.

     A bankruptcy court generally follows state property law on issues such as those addressed by the state law provisions described above. However, a bankruptcy court does not follow state law if it determines that the state law is contrary to a paramount federal bankruptcy policy or interest. If a bankruptcy court in a CenterPoint Houston bankruptcy refused to enforce one or more of the state property law provisions described above, the effect of this decision on beneficial owners of the transition bonds might be similar to the treatment they would receive in a CenterPoint Houston bankruptcy if the transition bonds had been issued directly by CenterPoint Houston. A decision by the bankruptcy court that, despite our separateness from CenterPoint Houston, our assets and liabilities and those of CenterPoint Houston should be consolidated would have a similar effect on bondholders.

     We have taken steps together with CenterPoint Houston, as seller of the transition property, to reduce the risk that in the event the seller or an affiliate of the seller were to become the debtor in a bankruptcy case, a court would order that our assets and liabilities be substantively consolidated with those of CenterPoint Houston or an affiliate. Nonetheless, these steps might not be completely effective, and thus if CenterPoint Houston or one of its affiliates were to become a debtor in a bankruptcy case, a court might order that our assets and liabilities be consolidated with those of CenterPoint Houston or such affiliate. This might cause material delays in payment of, or losses on, the transition bonds and might materially reduce the value of the transition bonds. For example:

            - without permission from the bankruptcy court, the trustee might be prevented from taking actions against CenterPoint Houston or recovering or using funds on behalf of bondholders or replacing CenterPoint Houston as the servicer;

            - the bankruptcy court might order the trustee to exchange the transition property for other property, of lower value;

            - tax or other government liens on CenterPoint Houston's property might have priority over the trustee's lien and might be paid from collected transition charges before payments on the transition bonds;

            - the trustee's lien might not be properly perfected in the collected transition property collections prior to or as of the date of CenterPoint Houston's bankruptcy, with the result that the transition bonds would represent only general unsecured claims against CenterPoint Houston;

            - the bankruptcy court might rule that neither our property interest nor the trustee's lien extends to transition charges in respect of electricity consumed after the commencement of CenterPoint Houston's bankruptcy case, with the result that the transition bonds would represent only general unsecured claims against CenterPoint Houston;

            - we and CenterPoint Houston might be relieved of any obligation to make any payments on the transition bonds during the pendency of the bankruptcy case and might be relieved of any obligation to pay interest accruing after the commencement of the bankruptcy case;

            - CenterPoint Houston might be able to alter the terms of the transition bonds as part of its plan of reorganization;

            - the bankruptcy court might rule that the transition charges should be used to pay, or that we should be charged for, a portion of the cost of providing electric service; or

            - the bankruptcy court might rule that the remedy provisions of the transition property sale agreement are unenforceable, leaving us with an unsecured claim for actual damages against CenterPoint Houston that may be difficult to prove or, if proven, to collect in full.

     Furthermore, if CenterPoint Houston enters bankruptcy proceedings, it might be permitted to stop acting as servicer and it may be difficult to find a third party to act as servicer. The failure of the servicer to perform its duties or the inability to find a successor servicer might cause payment delays or losses on the transition bonds. Also, the mere fact of a servicer or seller bankruptcy proceeding might have an adverse effect on the resale market for the transition bonds and on the value of the transition bonds.

THE SALE OF THE TRANSITION PROPERTY MIGHT BE CONSTRUED AS A FINANCING AND NOT A SALE IN A CASE OF CENTERPOINT HOUSTON'S BANKRUPTCY WHICH MIGHT DELAY OR LIMIT PAYMENTS ON THE TRANSITION BONDS.

     The Restructuring Act provides that the characterization of a transfer of transition property as a sale or other absolute transfer will not be affected or impaired by treatment of the transfer as a financing for federal or state tax purposes or financial reporting purposes. We and CenterPoint Houston treated the transaction as a sale under applicable law, although for financial reporting and state income and franchise tax purposes the transaction was intended to be treated as a financing. In the event of a bankruptcy of CenterPoint Houston, a party in interest in the bankruptcy might assert that the sale of the transition property to us was a financing transaction and not a "sale or other absolute transfer" and that the treatment of the transaction for financial reporting and tax purposes as a financing and not a sale lends weight to that position. If a court were to characterize the transaction as a financing, we expect that we would, on behalf of ourselves and the trustee, be treated as a secured creditor of CenterPoint Houston in the bankruptcy proceedings, although a court might determine that we only have an unsecured claim against CenterPoint Houston. See "--The servicer will commingle the transition charges with other revenues it collects, which might obstruct access to the transition charges in case of the servicer's bankruptcy and reduce the value of the transition bonds" above. Even if we had a security interest in the transition property, we would not likely have access to the related transition charge collections during the bankruptcy and would be subject to the risks of a secured creditor in a bankruptcy case, including the possible bankruptcy risks described in the immediately preceding risk factor. As a result, repayment of the transition bonds might be significantly delayed and a plan of reorganization in the bankruptcy might permanently modify the amount and timing of payments to us of the related transition charge collections and therefore the amount and timing of funds available to us to pay bondholders.

IF THE SERVICER ENTERS BANKRUPTCY PROCEEDINGS, THE COLLECTIONS OF THE TRANSITION CHARGES HELD BY THE SERVICER AS OF THE DATE OF BANKRUPTCY MIGHT CONSTITUTE PREFERENCES, WHICH MEANS THESE FUNDS MIGHT BE UNAVAILABLE TO PAY AMOUNTS OWING ON THE TRANSITION BONDS.

     In the event of a bankruptcy of the servicer, a party in interest might take the position that the remittance of funds prior to bankruptcy of the servicer, pursuant to the servicing agreement or intercreditor agreement, constitutes a preference under bankruptcy law if the remittance of those funds was deemed to be paid on account of a preexisting debt. If a court were to hold that the remittance of funds constitutes a preference, any such remittance within 90 days of the filing of the bankruptcy petition could be avoidable, and the funds could be required to be returned to the bankruptcy estate of the servicer. To the extent that transition charges have been commingled with the general funds of the servicer, the risk that a court would hold that a remittance of funds was a preference would increase. Also, we or the servicer may be considered an "insider" with any retail electric provider that is affiliated with us or the servicer. If the servicer or we are considered to be an "insider" of the retail electric provider, any such remittance made within one year of the filing of the bankruptcy petition could be avoidable as well if the court were to hold that such remittance constitutes a preference. In either case, we or the trustee would merely be an unsecured creditor of the servicer.

CLAIMS AGAINST CENTERPOINT HOUSTON MIGHT BE LIMITED IN THE EVENT OF ITS BANKRUPTCY.

     If CenterPoint Houston were to become a debtor in a bankruptcy case, claims, including indemnity claims, by us against it, as seller, under the transition property sale agreement and the other documents executed in connection with the transition property sale agreement would be unsecured claims and would be disposed of in the bankruptcy case. In addition, the bankruptcy court might estimate any contingent claims that we have against the seller and, if it determines that the contingency giving rise to these claims is unlikely to occur, estimate the claims at a lower amount. A party in interest in the bankruptcy of the seller might challenge the enforceability of the indemnity provisions in the transition property sale agreement. If a court were to hold that the indemnity provisions were unenforceable, we would be left with a claim for actual damages against the seller based on breach of contract principles, which would be subject to estimation and/or calculation by the court. We cannot give any assurance as to the result if any of the above-described actions or claims were made. Furthermore, we cannot give any assurance as to what percentage of their claims, if any, unsecured creditors would receive in any bankruptcy proceeding involving the seller.

THE BANKRUPTCY OF CENTERPOINT HOUSTON MIGHT LIMIT THE REMEDIES AVAILABLE TO THE TRUSTEE.

     Upon an event of default under the indenture, the Restructuring Act permits the trustee to enforce the security interest in the transition property in accordance with the terms of the indenture. In this capacity, the trustee is permitted to request the Texas Utility Commission or a Travis County, Texas district court to order the sequestration and payment to bondholders of all revenues arising with respect to the transition property. There can be no assurance, however, that the Texas Utility Commission or the Travis County, Texas district court would issue this order after a CenterPoint Houston bankruptcy in light of the automatic stay provisions of Section 362 of the United States Bankruptcy Code. In that event, the trustee would be required to seek an order from the bankruptcy court lifting the automatic stay to permit this action by the Texas court, and an order requiring an accounting and segregation of the revenues arising from the transition property. There can be no assurance that a court would grant either order.

RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS OF RETAIL ELECTRIC PROVIDERS

RETAIL ELECTRIC PROVIDERS MAY COMMINGLE THE TRANSITION CHARGES WITH OTHER REVENUES THEY COLLECT. THIS MAY CAUSE LOSSES ON OR REDUCE THE VALUE OF THE TRANSITION BONDS IN THE EVENT A RETAIL ELECTRIC PROVIDER ENTERS BANKRUPTCY PROCEEDINGS.

     A retail electric provider is not required to segregate from its general funds the transition charges it collects but is required to remit to the servicer amounts billed to it for transition charges, less an amount relating to expected customer charge-offs, within 35 days of the billing by the servicer. A retail electric provider nevertheless might fail to remit the full amount of the transition charges owed to the servicer or might fail to do so on a timely basis. This failure, whether voluntary or involuntary, might materially reduce the amount of transition charge collections available on the next payment date to make timely payments on the transition bonds.

     The Restructuring Act provides that our rights to the transition property are not affected by the commingling of these funds with other funds. In a bankruptcy of a retail electric provider, however, a bankruptcy court might rule that federal bankruptcy law takes precedence over the Restructuring Act and does not recognize our right to receive the collected transition charges that are commingled with other funds of a retail electric provider as of the date of bankruptcy. If so, the collections of the transition charges held by a retail electric provider as of the date of bankruptcy would not be available to pay amounts owing on the transition bonds. In this case, we would have only a general unsecured claim against the retail electric provider for those amounts. This decision might cause material delays in payments of principal or interest or losses on the transition bonds and could materially reduce the value of the transition bonds, particularly if it occurred in the fifteenth year of the transition bonds after the completion of which no transition charges can be charged.

IF A RETAIL ELECTRIC PROVIDER ENTERS BANKRUPTCY PROCEEDINGS, ANY CASH DEPOSIT OF THE RETAIL ELECTRIC PROVIDER HELD BY THE TRUSTEE MIGHT NOT BE AVAILABLE TO COVER AMOUNTS OWED BY THE RETAIL ELECTRIC PROVIDER.

     If a retail electric provider does not have the credit rating required by the financing order, it may nevertheless qualify to act as a retail electric provider if, among other alternatives, it provides a cash deposit equal to two months' maximum expected transition charge collections. That cash deposit will be held by the trustee under the indenture. However, it is unclear whether the Restructuring Act creates a lien on the cash deposit in favor of the trustee. If the retail electric provider becomes bankrupt, the trustee would be stayed from applying that cash deposit to cover amounts owed by the retail electric provider, and the trustee might be required to return that cash deposit to the retail electric provider's bankruptcy estate if the bankruptcy court determines there is no valid right of set-off or recoupment. In that case, the issuer might only have an unsecured claim for any amounts owed by the retail electric provider in the retail electric provider's bankruptcy proceedings. Two retail electric providers with which CenterPoint Houston has done business have filed for bankruptcy. CenterPoint Houston, as servicer under the transition bonds issued by Transition Bond Company I, was able to recover the full amount or a substantial majority of the transition charges relating to those transition bonds from cash deposits or a combination of cash deposits and payments from these retail electric providers, but there is no assurance that CenterPoint Houston will be able to recover such amounts from any bankrupt retail electric providers in the future.

IF A RETAIL ELECTRIC PROVIDER ENTERS BANKRUPTCY PROCEEDINGS, TRANSITION CHARGE PAYMENTS MADE BY THAT RETAIL ELECTRIC PROVIDER TO THE SERVICER MIGHT CONSTITUTE PREFERENCES, AND THE SERVICER MAY BE REQUIRED TO RETURN SUCH FUNDS TO THE BANKRUPTCY ESTATE OF THE RETAIL ELECTRIC PROVIDER.

     In the event of a bankruptcy of a retail electric provider, a party in interest might take the position that the remittance of funds by the retail electric provider to the servicer, pursuant to the financing order, prior to bankruptcy constitutes a preference under bankruptcy law if the remittance of those funds was deemed to be paid on account of a preexisting debt. If a court were to hold that the remittance of funds constitutes preferences, any remittance of such funds made within 90 days of the filing of the bankruptcy petition might be avoidable, and the funds might be required to be returned to the bankruptcy estate of the retail electric provider by us or the servicer. To the extent that transition charges have been commingled with the general funds of the retail electric provider, the risk that a court would hold that a remittance of funds was a preference would increase. Also, we or the servicer might be considered an "insider" with any retail electric provider that is affiliated with us or the servicer. If the servicer or we are considered to be an "insider" of the retail electric provider, any such remittance made within one year of the filing of the bankruptcy petition could be avoidable as well if the court were to hold that such remittance constitutes a preference. In either case, we or the servicer would merely be an unsecured creditor of the retail electric provider.

     Furthermore, the mere fact of a retail electric provider bankruptcy proceeding could have an adverse effect on the resale market for the transition bonds and on the value of the transition bonds.

OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE TRANSITION BONDS

WE MAY INCUR EXPENSES IN EXCESS OF CAPS ON SUCH EXPENSES PROVIDED IN THE FINANCING ORDER.

     Under the financing order, transition charges may not be imposed for certain of our ongoing expenses to the extent they exceed caps provided in the financing order for such amounts. In addition, our other assets, substantially all of which are pledged to the trustee under the indenture, may not be used by the trustee to pay such excess amounts. Examples of these caps include payment of specified fees and expenses of the trustee and the servicer and other specified operating expenses. We cannot be sure that we will not incur expenses for these purposes in excess of the cap levels and, if this were to occur, we would not have funds to make payments for these excess amounts. Creditors of ours which are owed these amounts and not paid may obtain judgment liens against our assets or seek to place us in bankruptcy.

CENTERPOINT HOUSTON'S INDEMNIFICATION OBLIGATIONS UNDER THE TRANSITION PROPERTY SALE AND SERVICING AGREEMENTS ARE LIMITED AND MIGHT NOT BE SUFFICIENT TO PROTECT THE VALUE OF THE TRANSITION BONDS.

     CenterPoint Houston is obligated under the transition property sale agreement to indemnify us and the trustee, for itself and on behalf of the bondholders, only in specified circumstances and will not be obligated to repurchase the transition property in the event of a breach of any of its representations, warranties or covenants regarding the transition property. Similarly, CenterPoint Houston is obligated under the transition property servicing agreement to indemnify us, the trustee, for itself and on behalf of the bondholders, and the Texas Utility Commission only in specified circumstances.

     Neither the trustee nor the bondholders have the right to accelerate payments on the transition bonds as a result of a breach under the transition property sale agreement or the transition property servicing agreement, absent an event of default under the indenture. Furthermore, CenterPoint Houston might not have sufficient funds available to satisfy its indemnification obligations under these agreements, and the amount of any indemnification paid by CenterPoint Houston might not be sufficient for bondholders to recover all of their investment in the transition bonds. In addition, if CenterPoint Houston becomes obligated to indemnify bondholders, the ratings on the transition bonds will likely be downgraded as a result of the circumstances causing the breach and the fact that bondholders will be unsecured creditors of CenterPoint Houston with respect to any of these indemnification amounts.

CENTERPOINT HOUSTON'S RATINGS MIGHT AFFECT THE MARKET VALUE OF THE TRANSITION BONDS.

     A downgrading of the credit ratings on the debt of CenterPoint Houston might have an adverse effect on the market value of the transition bonds.

TECHNOLOGICAL CHANGE MIGHT MAKE ALTERNATIVE ENERGY SOURCES MORE ATTRACTIVE IN THE FUTURE.

     Technological developments might result in the introduction of economically attractive alternatives to purchasing electricity through CenterPoint Houston's distribution facilities for increasing numbers of retail customers. Manufacturers of self-generation facilities may develop smaller-scale, more fuel-efficient generating units that can be cost-effective options for a greater number of retail customers. Electric customers within CenterPoint Houston's service territory whose load is served by an on-site power production facility with a rated capacity of 10 megawatts or less are not required to pay transition charges under the Restructuring Act except for transition charges associated with services actually provided by the transmission and distribution utility. Technological developments might allow greater numbers of retail customers to avoid transition charges under such provisions, which may reduce the total number of retail customers from which transition charges will be collected.

BONDHOLDERS MIGHT RECEIVE PRINCIPAL PAYMENTS ON THE TRANSITION BONDS LATER THAN EXPECTED.

     The amount and the rate of collection of the transition charges, together with the related transition charge adjustments, will generally determine whether there is a delay in the scheduled repayments of transition bond principal. If the servicer collects the transition charges at a slower rate than expected from any retail electric provider, it might have to request adjustments of the transition charges. If those adjustments are not timely and accurate, bondholders might experience a delay in payments of principal and interest and a decrease in the value of the transition bonds.